EuroPacific Growth Fund

March 31, 2016

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 48K1 and 48K2, 72DD1 and 72DD2, 73A1 and 73A2, 74A-T, 74U1 and74U2, and 74V1 and 74V2, 75B complete answers are as follows:

Item 48K1 and K2

Step	Asset Value (000's omitted)
K1) Maximum Asset value	$144,000,000
K2) Maximum Fee Rate	0.394%

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$476,583
Class B	$311
Class C	$14,682
Class F1	$97,026
Class F2	$349,600
Total	$938,202
Class 529-A	$18,872
Class 529-B	$30
Class 529-C	$3,097
Class 529-E	$844
Class 529-F1	$1,742
Class R-1	$2,483
Class R-2	$8,321
Class R-2E	$39
Class R-3	$77,953
Class R-4	$202,890
Class R-5	$199,549
Class R-5E*	$-
Class R-6	$831,789
Total	$1,347,609

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.8000
Class B	$0.1900
Class C	$0.4100
Class F1	$0.7700
Class F2	$0.9200
Class 529-A	$0.7700
Class 529-B	$0.1300
Class 529-C	$0.4000
Class 529-E	$0.6600
Class 529-F1	$0.8800
Class R-1	$0.4300
Class R-2	$0.4400
Class R-2E	$0.9200
Class R-3	$0.6400
Class R-4	$0.7900
Class R-5	$0.9400
Class R-5E	$0.9800
Class R-6	$0.9700

Item 74A through 74T
Condensed balance sheet data: (in thousands except per share amounts)

As of the end of current reporting period (000's omitted except for per share amounts)
A) Cash	$160,998
B) Repurchase agreements	$0
C) Short-term securities other than repurchase agreements	$14,654,473
D) Long - term debt securities including convertible debt	$696,994
E) Preferred, convertible preferred, and adjustable rate preferred stock	$0
F) Common Stock	$106,043,107
G) Options on equities	$0
H) Options on all futures	$0
I) Other Investments	$0
J) Receivables from portfolio instruments sold	$99,126
K) Receivables from affiliated persons	$0
L) Other receivables	$837,516
M) All other assets	$3,888
N) Total assets	$122,496,102
O) Payables for portfolio instruments purchased	$245,024
P) Amounts owed to affiliated persons	$64,803
Q) Senior long-term debt	$0
R1) Reverse repurchase agreements	$0
R2) Short sales	$0
R3) Written options	$0
R4) All other liabilities	$621,946
S) Senior equity	$0
T) Net Assets of Common shareholders	$121,564,329

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	599,670
Class B	1,237
Class C	34,086
Class F1	97,136
Class F2	438,687
Total	1,170,816
Class 529-A	25,165
Class 529-B	176
Class 529-C	7,800
Class 529-E	1,303
Class 529-F1	2,052
Class R-1	5,819
Class R-2	18,592
Class R-2E	195
Class R-3	115,860
Class R-4	260,330
Class R-5	209,966
Class R-5E*	-
Class R-6	938,343
Total	1,585,601

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$44.28
Class B	$44.52
Class C	$43.25
Class F1	$44.08
Class F2	$44.19
Class 529-A	$43.82
Class 529-B	$43.78
Class 529-C	$42.90
Class 529-E	$43.45
Class 529-F1	$43.81
Class R-1	$42.69
Class R-2	$43.01
Class R-2E	$43.79
Class R-3	$43.40
Class R-4	$43.45
Class R-5	$44.22
Class R-5E	$44.14
Class R-6	$44.27

Item 75
Average net assets during the current reporting period ($000)

B) Monthly average (for all other funds)	$125,308,678

* Amount less than one thousand